Exhibit 99.1

E*TRADE Financial Corporation Announces First Quarter 2012 Results

NEW YORK--(BUSINESS WIRE)--April 19, 2012--E*TRADE Financial Corporation (NASDAQ: ETFC):

First Quarter Results

  Net income of $63 million, or $0.22 per share on total net revenue of $489 million
  Income tax included a benefit of approximately $26 million, or $0.09 per share(1), related to certain losses on the 2009 Debt Exchange previously treated as non-deductible
  Provision for loan losses of $72 million
  Daily Average Revenue Trades (DARTs) of 157,000
  Net new brokerage accounts of 46,000
  Record net new brokerage assets of $4.0 billion, representing an 11% annualized growth rate(2)

E*TRADE Financial Corporation (NASDAQ: ETFC) today announced results for its first quarter ended March 31, 2012, reporting net income of $63 million, or $0.22 per share including a tax benefit of $26 million or $0.09 per share. This compares with a net loss of $6 million, or $0.02 loss per share in the prior quarter, and net income of $45 million, or $0.16 per share in the first quarter of 2011. The Company reported total net revenue of $489 million for the first quarter, compared with $475 million in the prior quarter and $537 million in the year-ago period.

During the quarter the Company recorded an income tax benefit of approximately $26 million, or $0.09 per share, related to certain losses on the 2009 Debt Exchange previously considered non-deductible. Through additional research completed in the current quarter, the Company identified a portion of these losses that are deductible for tax purposes and were incorrectly treated as non-deductible in 2009. As a result of this change, the Company recorded a current period income tax benefit and a corresponding increase to the Company’s deferred tax asset which currently stands at $1.6 billion.

“We started the year off with a solid first quarter, reflecting good momentum in the core brokerage business, and continued improvement in our legacy loan portfolio,” said Steven Freiberg, Chief Executive Officer of E*TRADE Financial. “Achieving firm records in net new brokerage assets and account retention are a testament to our ongoing efforts in sales and service, while trading activity benefited from market-wide reengagement of the retail investor during the quarter. Meanwhile, we continued to improve our risk profile as our legacy loan portfolio declined in size and risk – now accounting for less than a quarter of the firm’s assets with total special mention delinquencies down 20 percent sequentially, and down 26 percent year over year.”

E*TRADE reported DARTs of 157,000 during the quarter, an increase of 12 percent from the prior quarter and a decrease of 11 percent versus the same quarter a year ago.

At quarter end, the Company reported 4.4 million customer accounts, which included 2.8 million brokerage accounts. Net new brokerage accounts were 46,000 during the quarter compared with 10,000 in the prior quarter and 51,000 in the first quarter of 2011.

The Company ended the quarter with $202 billion in total customer assets, compared with $172 billion at the end of the fourth quarter of 2011 and $189 billion from the year-ago period.

During the quarter, customers added a record $4.0 billion in net new brokerage assets. Brokerage related cash increased by $3.3 billion to $31.0 billion during the period, while customers were net buyers of approximately $0.1 billion of securities. Average margin receivables for the quarter remained flat at $4.9 billion, and decreased nine percent from the year-ago period, while end of period balances increased $0.5 billion in the quarter and declined $0.4 billion from the year-ago period, ending the quarter at $5.3 billion.

Net operating interest income for the first quarter was $285 million, down from $289 million in the prior quarter and $310 million a year ago. First quarter results reflected a net interest spread of 2.49 percent on average interest-earning assets of $44.9 billion, compared with a net interest spread of 2.66 percent on average interest-earning assets of $42.6 billion in the prior quarter.

Commissions, fees and service charges, principal transactions, and other revenue in the first quarter were $173 million, compared with $156 million in the prior quarter and $201 million in the first quarter of 2011. This sequential increase primarily reflected a rise in trading activity. Average commission per trade for the quarter was $11.04, compared to $10.80 in the prior quarter, and $11.32 in the first quarter of 2011.

Total net revenue in the quarter also included $31 million of net gains on loans and securities, including a net impairment of $4 million.

Total operating expenses for the quarter increased $2 million sequentially to $306 million and included an $11 million seasonal increase in advertising spend.

The Company’s loan portfolio ended the quarter at $12.4 billion, contracting $780 million from the prior quarter, primarily related to $464 million of paydowns and $316 million in charge-offs. Approximately half of the charge-offs in the quarter resulted from aligning certain loan modification policies and procedures with the guidance of the Company’s new primary banking regulator. The majority of the losses associated with these charge-offs were previously recognized. First quarter provision for loan losses was $72 million, down $51 million from the prior quarter.

“As we progress in our transition to the Fed and OCC, a key focus for management is aligning all of the Company’s policies and procedures with the guidance of our new regulators, ensuring their confidence on all fronts,” said Freiberg. “While our regulators are in the process of completing their initial review of our business and practices, the process itself is dynamic and ongoing and we can’t be certain that additional changes or actions will not result from their continuing review.”

The allowance for loan losses at quarter end was $579 million, or five percent of gross loans receivable.

For the Company’s entire loan portfolio, special mention delinquencies decreased 20 percent sequentially, and total at-risk delinquencies declined 19 percent. As compared to the year-ago period, special mention delinquencies declined 26 percent and total at-risk delinquencies declined 33 percent.

As of March 31, 2012, the Company reported a consolidated Tier 1 common ratio of 9.4 percent(3), unchanged from the prior period and up from 6.5 percent at the end of the first quarter of 2011. E*TRADE Bank ended the quarter with Tier 1 leverage(4) and total risk-based capital ratios of 7.3 percent and 17.0 percent, compared with 7.8 percent and 17.3 percent, respectively, at the end of the prior period and 7.5 percent and 15.6 percent, respectively, in the year-ago period.

Historical metrics and financials can be found on the E*TRADE Financial Investor Relations website at investor.etrade.com.

The Company will host a conference call to discuss the results beginning at 5:00 p.m. EDT today. This conference call will be available to domestic participants by dialing 800-683-1525 and 973-872-3197 for international participants. The conference ID number is 68632975. A live audio webcast and replay of this conference call will also be available at investor.etrade.com.

About E*TRADE Financial

The E*TRADE Financial family of companies provides financial services including online brokerage and related banking products and services to retail investors. Specific business segments include Trading and Investing and Balance Sheet Management. Securities products and services are offered by E*TRADE Securities LLC (Member FINRA/SIPC). Bank products and services are offered by E*TRADE Bank, a Federal savings bank, Member FDIC, or its subsidiaries and affiliates. More information is available at www.etrade.com. ETFC-E

Important Notices

E*TRADE Financial, E*TRADE and the E*TRADE logo are trademarks or registered trademarks of E*TRADE Financial Corporation.

Forward-Looking Statements: The statements contained in this news release that are forward looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, potential changes in market activity, anticipated changes in the rate of new customer acquisition, macro trends of the economy in general and the residential real estate market, instability in the consumer credit markets and credit trends, increased mortgage loan delinquency and default rates, portfolio growth, portfolio seasoning and resolution through collections, sales or charge-offs, the uncertainty surrounding the foreclosure process, and the potential negative regulatory consequences resulting from the implementation of financial regulatory reform as well as from actions by or potentially more restrictive policies or interpretations of the Federal Reserve and the Office of the Comptroller of the Currency or other regulators. Further information about these risks and uncertainties can be found in the annual, quarterly, and current reports on Form 10-K, Form 10-Q, and Form 8-K previously filed by E*TRADE Financial Corporation with the Securities and Exchange Commission (including information in these reports under the caption “Risk Factors”). Any forward-looking statement included in this release speaks only as of the date of this communication; the Company disclaims any obligation to update any information.

© 2012 E*TRADE Financial Corporation. All rights reserved.

Financial Statements
E*TRADE FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statement of Income (Loss)
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011
Revenue:
Operating interest income	$362,261	$366,519	$387,466
Operating interest expense	(77,409)	(77,261)	(77,764)
Net operating interest income	284,852	289,258	309,702
Commissions	107,431	94,553	124,433
Fees and service charges	31,998	27,153	37,245
Principal transactions	24,146	24,682	29,576
Gains on loans and securities, net	34,906	32,547	32,334
Net impairment	(3,532)	(2,765)	(6,062)
Other revenues	9,596	9,582	9,467
Total non-interest income	204,545	185,752	226,993
Total net revenue	489,397	475,010	536,695
Provision for loan losses	71,947	123,036	116,058
Operating expense:
Compensation and benefits	92,278	88,673	84,003
Clearing and servicing	34,555	33,957	39,155
Advertising and market development	47,588	36,530	44,365
FDIC insurance premiums	28,362	25,154	20,567
Professional services	20,335	24,940	23,468
Occupancy and equipment	17,854	17,842	16,814
Communications	19,120	17,623	15,555
Depreciation and amortization	22,239	21,939	22,047
Amortization of other intangibles	6,296	6,538	6,538
Facility restructuring and other exit activities	(424)	1,650	3,552
Other operating expenses	18,036	29,414	21,950
Total operating expense	306,239	304,260	298,014
Income before other income (expense) and income tax expense	111,211	47,714	122,623
Other income (expense):
Corporate interest income	14	13	616
Corporate interest expense	(45,125)	(44,959)	(43,277)
Gains (losses) on sales of investments, net	(1)	6	-
Equity in loss of investments and venture funds	(105)	(1,956)	(998)
Total other income (expense)	(45,217)	(46,896)	(43,659)
Income before income tax expense	65,994	818	78,964
Income tax expense	3,403	7,164	33,731
Net income (loss)	$62,591	$(6,346)	$45,233

Basic earnings (loss) per share	$0.22	$(0.02)	$0.20
Diluted earnings (loss) per share	$0.22	$(0.02)	$0.16
Shares used in computation of per share data:
Basic	285,478	285,153	230,301
Diluted(5)	290,017	285,153	289,677

E*TRADE FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheet
(In thousands, except share data)
(Unaudited)

	March 31,	December 31,
	2012	2011
ASSETS
Cash and equivalents	$2,018,438	$2,099,839
Cash required to be segregated under federal or other regulations	1,411,678	1,275,587
Trading securities	58,830	54,372
Available-for-sale securities	17,496,733	15,651,493
Held-to-maturity securities	7,640,118	6,079,512
Margin receivables	5,285,791	4,826,256
Loans receivable, net	11,796,468	12,332,807
Investment in FHLB stock	140,330	140,183
Property and equipment, net	298,425	299,693
Goodwill	1,934,232	1,934,232
Other intangibles, net	279,509	285,805
Other assets	2,931,192	2,960,673
Total assets	$51,291,744	$47,940,452

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits	$29,581,388	$26,459,985
Securities sold under agreements to repurchase	5,022,253	5,015,499
Customer payables	5,706,213	5,590,858
FHLB advances and other borrowings	2,732,900	2,736,935
Corporate debt	1,497,376	1,493,552
Other liabilities	1,715,713	1,715,673
Total liabilities	46,255,843	43,012,502

Shareholders' equity:
Common stock, $0.01 par value, shares authorized: 400,000,000 at
March 31, 2012 and December 31, 2011, shares issued
and outstanding: 285,676,131 at March 31, 2012
and 285,368,075 at December 31, 2011	2,857	2,854
Additional paid-in-capital	7,307,207	7,306,862
Accumulated deficit	(1,932,546)	(1,995,137)
Accumulated other comprehensive loss	(341,617)	(386,629)
Total shareholders' equity	5,035,901	4,927,950
Total liabilities and shareholders' equity	$51,291,744	$47,940,452

Segment Reporting

	Three Months Ended March 31, 2012
	Trading and Investing	Balance Sheet Management	Corporate/ Other	Eliminations(6)	Total
	(In thousands)
Revenue:
Operating interest income	$181,250	$299,816	$1	$(118,806)	$362,261
Operating interest expense	(10,802)	(185,413)	-	118,806	(77,409)
Net operating interest income	170,448	114,403	1	-	284,852
Commissions	107,431	-	-	-	107,431
Fees and service charges	30,965	1,033	-	-	31,998
Principal transactions	24,146	-	-	-	24,146
Gains (losses) on loans and securities, net	(88)	35,007	(13)	-	34,906
Net impairment	-	(3,532)	-	-	(3,532)
Other revenues	7,935	1,661	-	-	9,596
Total non-interest income	170,389	34,169	(13)	-	204,545
Total net revenue	340,837	148,572	(12)	-	489,397
Provision for loan losses	-	71,947	-	-	71,947
Operating expense:
Compensation and benefits	69,200	4,731	18,347	-	92,278
Clearing and servicing	18,263	16,292	-	-	34,555
Advertising and market development	47,374	214	-	-	47,588
FDIC insurance premiums	-	28,362	-	-	28,362
Professional services	10,358	2,717	7,260	-	20,335
Occupancy and equipment	16,416	539	899	-	17,854
Communications	18,346	351	423	-	19,120
Depreciation and amortization	17,741	175	4,323	-	22,239
Amortization of other intangibles	6,296	-	-	-	6,296
Facility restructuring and other exit activities	-	-	(424)	-	(424)
Other operating expenses	7,547	5,214	5,275	-	18,036
Total operating expense	211,541	58,595	36,103	-	306,239
Segment income (loss) before other income (expense)	129,296	18,030	(36,115)	-	111,211
Other income (expense):
Corporate interest income	-	-	14	-	14
Corporate interest expense	-	-	(45,125)	-	(45,125)
Losses on sale of investments, net	-	-	(1)	-	(1)
Equity in loss of investments and venture funds	-	-	(105)	-	(105)
Total other income (expense)	-	-	(45,217)	-	(45,217)
Segment income (loss)	$129,296	$18,030	$(81,332)	$-	$65,994

	Three Months Ended December 31, 2011
	Trading and Investing	Balance Sheet Management	Corporate/ Other	Eliminations(6)	Total
	(In thousands)
Revenue:
Operating interest income	$190,804	$300,227	$5	$(124,517)	$366,519
Operating interest expense	(10,893)	(190,885)	-	124,517	(77,261)
Net operating interest income	179,911	109,342	5	-	289,258
Commissions	94,553	-	-	-	94,553
Fees and service charges	26,783	370	-	-	27,153
Principal transactions	24,682	-	-	-	24,682
Gains (losses) on loans and securities, net	340	32,275	(68)	-	32,547
Net impairment	-	(2,765)	-	-	(2,765)
Other revenues	7,783	1,799	-	-	9,582
Total non-interest income	154,141	31,679	(68)	-	185,752
Total net revenue	334,052	141,021	(63)	-	475,010
Provision for loan losses	-	123,036	-	-	123,036
Operating expense:
Compensation and benefits	66,412	4,221	18,040	-	88,673
Clearing and servicing	16,175	17,782	-	-	33,957
Advertising and market development	36,492	38	-	-	36,530
FDIC insurance premiums	-	25,154	-	-	25,154
Professional services	14,120	729	10,091	-	24,940
Occupancy and equipment	16,725	572	545	-	17,842
Communications	16,853	369	401	-	17,623
Depreciation and amortization	17,468	193	4,278	-	21,939
Amortization of other intangibles	6,538	-	-	-	6,538
Facility restructuring and other exit activities	-	-	1,650	-	1,650
Other operating expenses	2,096	11,211	16,107	-	29,414
Total operating expense	192,879	60,269	51,112	-	304,260
Segment income (loss) before other income (expense)	141,173	(42,284)	(51,175)	-	47,714
Other income (expense):
Corporate interest income	-	-	13	-	13
Corporate interest expense	-	-	(44,959)	-	(44,959)
Gains on sale of investments, net	-	-	6	-	6
Equity in loss of investments and venture funds	-	-	(1,956)	-	(1,956)
Total other income (expense)	-	-	(46,896)	-	(46,896)
Segment income (loss)	$141,173	$(42,284)	$(98,071)	$-	$818

	Three Months Ended March 31, 2011
	Trading and Investing	Balance Sheet Management	Corporate/ Other	Eliminations(6)	Total
	(In thousands)
Revenue:
Operating interest income	$202,487	$319,205	$6	$(134,232)	$387,466
Operating interest expense	(13,635)	(198,361)	-	134,232	(77,764)
Net operating interest income	188,852	120,844	6	-	309,702
Commissions	124,433	-	-	-	124,433
Fees and service charges	36,148	1,097	-	-	37,245
Principal transactions	29,576	-	-	-	29,576
Gains on loans and securities, net	112	32,222	-	-	32,334
Net impairment	-	(6,062)	-	-	(6,062)
Other revenues	7,936	1,531	-	-	9,467
Total non-interest income	198,205	28,788	-	-	226,993
Total net revenue	387,057	149,632	6	-	536,695
Provision for loan losses	-	116,058	-	-	116,058
Operating expense:
Compensation and benefits	61,841	4,494	17,668	-	84,003
Clearing and servicing	21,096	18,059	-	-	39,155
Advertising and market development	44,365	-	-	-	44,365
FDIC insurance premiums	-	20,567	-	-	20,567
Professional services	13,308	612	9,548	-	23,468
Occupancy and equipment	15,144	702	968	-	16,814
Communications	14,967	267	321	-	15,555
Depreciation and amortization	16,966	326	4,755	-	22,047
Amortization of other intangibles	6,538	-	-	-	6,538
Facility restructuring and other exit activities	-	-	3,552	-	3,552
Other operating expenses	8,389	8,438	5,123	-	21,950
Total operating expense	202,614	53,465	41,935	-	298,014
Segment income (loss) before other income (expense)	184,443	(19,891)	(41,929)	-	122,623
Other income (expense):
Corporate interest income	-	-	616	-	616
Corporate interest expense	-	-	(43,277)	-	(43,277)
Equity in loss of investments and venture funds	-	-	(998)	-	(998)
Total other income (expense)	-	-	(43,659)	-	(43,659)
Segment income (loss)	$184,443	$(19,891)	$(85,588)	$-	$78,964

Key Performance Metrics(7)
Corporate Metrics	Qtr ended 3/31/12	Qtr ended 12/31/11	Qtr ended 3/31/12 vs. 12/31/11	Qtr ended 3/31/11	Qtr ended 3/31/12 vs. 3/31/11

Operating margin %(8)
Consolidated	23%	10%	13%	23%	0%
Trading and Investing	38%	42%	(4)%	48%	(10)%
Balance Sheet Management	12%	N.M.	N.M.	N.M.	N.M.

Employees	3,162	3,240	(2)%	2,958	7%
Consultants and other	136	167	(19)%	200	(32)%
Total headcount	3,298	3,407	(3)%	3,158	4%

Book value per share	$17.63	$17.27	2%	$17.72	(1)%
Tangible book value per share(9)	$10.87	$10.44	4%	$9.62	13%

Corporate cash ($MM)	$483.8	$484.4	0%	$460.9	5%

Enterprise net interest spread (basis points)(10)	249	266	(6)%	284	(12)%
Enterprise interest-earning assets, average ($MM)	$44,890	$42,565	5%	$42,742	5%

Earnings before interest, taxes, depreciation & amortization ("EBITDA") ($MM)
Net income (loss)	$62.6	$(6.3)	N.M.	$45.2	38%
Income tax expense	3.4	7.2	N.M.	33.7	N.M.
Depreciation & amortization	28.6	28.4	1%	28.6	0%
Corporate interest expense	45.1	45.0	0%	43.3	4%
EBITDA	$139.7	$74.3	88%	$150.8	(7)%

Interest coverage(11)	3.1	1.7	N.M.	3.5	N.M.

Bank earnings before taxes and before credit losses ($MM)(12)	$153.6	$174.9	(12)%	$229.7	(33)%

Trading and Investing Metrics

Trading days	62.0	62.5	N.M.	62.0	N.M.

DARTs	156,988	140,059	12%	177,279	(11)%

Total trades (MM)	9.7	8.8	10%	11.0	(12)%
Average commission per trade	$11.04	$10.80	2%	$11.32	(2)%

End of period margin receivables ($B)	$5.3	$4.8	10%	$5.7	(7)%
Average margin receivables ($B)	$4.9	$4.9	0%	$5.4	(9)%

Gross new brokerage accounts	106,418	75,953	40%	116,753	(9)%
Gross new stock plan accounts	61,234	40,802	50%	56,169	9%
Gross new banking accounts	4,978	4,497	11%	5,794	(14)%
Closed accounts	(123,142)	(111,945)	N.M.	(124,952)	N.M.
Net new accounts	49,488	9,307	N.M.	53,764	N.M.

Net new brokerage accounts	45,994	10,196	N.M.	50,512	N.M.
Net new stock plan accounts	10,989	8,326	N.M.	19,581	N.M.
Net new banking accounts	(7,495)	(9,215)	N.M.	(16,329)	N.M.
Net new accounts	49,488	9,307	N.M.	53,764	N.M.

End of period brokerage accounts	2,829,006	2,783,012	2%	2,734,823	3%
End of period stock plan accounts	1,081,403	1,070,414	1%	1,068,105	1%
End of period banking accounts	456,073	463,568	(2)%	498,668	(9)%
End of period total accounts	4,366,482	4,316,994	1%	4,301,596	2%

Customer Assets ($B)
Security holdings	$138.3	$118.1	17%	$130.0	6%
Customer payables (cash)	5.7	5.6	2%	5.4	6%
Customer cash balances held by third parties	3.7	3.5	6%	3.4	9%
Unexercised stock plan customer options (vested)	24.6	18.8	31%	24.2	2%
Customer assets in brokerage and stock plan accounts	172.3	146.0	18%	163.0	6%
Sweep deposits	21.6	18.6	16%	17.1	26%
Savings, transaction and other	8.0	7.8	3%	8.8	(9)%
Customer assets in banking accounts	29.6	26.4	12%	25.9	14%
Total customer assets	$201.9	$172.4	17%	$188.9	7%

Net new brokerage assets ($B)(13)	$4.0	$1.7	N.M.	$3.9	N.M.
Net new banking assets ($B)(13)	0.1	-	N.M.	(0.2)	N.M.
Net new customer assets ($B)(13)	$4.1	$1.7	N.M.	$3.7	N.M.

Brokerage related cash ($B)	$31.0	$27.7	12%	$25.9	20%
Other customer cash and deposits ($B)	8.0	7.8	3%	8.8	(9)%
Total customer cash and deposits ($B)	$39.0	$35.5	10%	$34.7	12%

Unexercised stock plan customer options (unvested) ($B)	$47.5	$38.2	24%	$42.8	11%

Customer net (purchase) / sell activity ($B)	$(0.1)	$0.9	N.M.	$(2.3)	N.M.

Market Making
Equity shares traded (MM)	108,613	73,597	48%	190,332	(43)%
Average revenue capture per 1,000 equity shares	$0.220	$0.328	(33)%	$0.153	44%
% of Bulletin Board equity shares to total equity shares	93.3%	91.0%	2%	95.5%	(2)%

Balance Sheet Management Metrics

Loans receivable ($MM)
Average loans receivable	$12,958	$13,623	(5)%	$15,820	(18)%
Ending loans receivable, net	$11,796	$12,333	(4)%	$14,336	(18)%

Loan performance detail (all loans, including TDRs) ($MM)

One- to Four-Family
Current	$5,543	$5,756	(4)%	$6,464	(14)%
30-89 days delinquent	252	295	(15)%	330	(24)%
90-179 days delinquent	114	136	(16)%	213	(46)%
Total 30-179 days delinquent	366	431	(15)%	543	(33)%
180+ days delinquent (net of $232M, $226M and $295M in charge-offs for Q112, Q411 and Q111, respectively)	413	458	(10)%	741	(44)%
Total delinquent loans(14)	779	889	(12)%	1,284	(39)%
Gross loans receivable(15)	$6,322	$6,645	(5)%	$7,748	(18)%

Home Equity
Current	$4,776	$5,073	(6)%	$5,844	(18)%
30-89 days delinquent	106	154	(31)%	155	(32)%
90-179 days delinquent	80	100	(20)%	136	(41)%
Total 30-179 days delinquent	186	254	(27)%	291	(36)%
180+ days delinquent (net of $24M, $20M and $25M in charge-offs for Q112, Q411 and Q111, respectively)	49	58	(16)%	54	(9)%
Total delinquent loans(14)	235	312	(25)%	345	(32)%
Gross loans receivable(15)	$5,011	$5,385	(7)%	$6,189	(19)%

Consumer and Other
Current	$1,021	$1,104	(8)%	$1,324	(23)%
30-89 days delinquent	17	18	(6)%	24	(29)%
90-179 days delinquent	5	4	25%	3	67%
Total 30-179 days delinquent	22	22	0%	27	(19)%
180+ days delinquent	-	-	N.M.	1	(100)%
Total delinquent loans	22	22	0%	28	(21)%
Gross loans receivable(15)	$1,043	$1,126	(7)%	$1,352	(23)%

Total Loans Receivable
Current	$11,340	$11,933	(5)%	$13,632	(17)%
30-89 days delinquent	375	467	(20)%	509	(26)%
90-179 days delinquent	199	240	(17)%	352	(43)%
Total 30-179 days delinquent	574	707	(19)%	861	(33)%
180+ days delinquent	462	516	(10)%	796	(42)%
Total delinquent loans(14)	1,036	1,223	(15)%	1,657	(37)%
Total gross loans receivable(15)	$12,376	$13,156	(6)%	$15,289	(19)%

TDR performance detail ($MM)(16)

One- to Four-Family TDRs
Current	$782	$767	2%	$526	49%
30-89 days delinquent	91	88	3%	49	86%
90-179 days delinquent	38	33	15%	24	58%
Total 30-179 days delinquent	129	121	7%	73	77%
180+ days delinquent	83	85	(2)%	47	77%
Total delinquent TDRs	212	206	3%	120	77%
TDRs	$994	$973	2%	$646	54%

Home Equity TDRs
Current	$272	$352	(23)%	$372	(27)%
30-89 days delinquent	21	51	(59)%	56	(63)%
90-179 days delinquent	13	35	(63)%	35	(63)%
Total 30-179 days delinquent	34	86	(60)%	91	(63)%
180+ days delinquent	5	8	(38)%	4	25%
Total delinquent TDRs	39	94	(59)%	95	(59)%
TDRs	$311	$446	(30)%	$467	(33)%

Total TDRs
Current	$1,054	$1,119	(6)%	$898	17%
30-89 days delinquent	112	139	(19)%	105	7%
90-179 days delinquent	51	68	(25)%	59	(14)%
Total 30-179 days delinquent	163	207	(21)%	164	(1)%
180+ days delinquent	88	93	(5)%	51	73%
Total delinquent TDRs	251	300	(16)%	215	17%
TDRs	$1,305	$1,419	(8)%	$1,113	17%

Capital Metrics

E*TRADE Bank
Tier 1 leverage ratio(4)(17)	7.3%	7.8%	(0.5)%	7.5%	(0.2)%
Tier 1 risk-based capital ratio(17)	15.7%	16.0%	(0.3)%	14.3%	1.4%
Total risk-based capital ratio(17)	17.0%	17.3%	(0.3)%	15.6%	1.4%
Tier 1 common ratio(17)(18)	15.7%	16.0%	(0.3)%	9.6%	6.1%
E*TRADE Bank excess Tier 1 capital ($MM)(17)	$1,072.6	$1,188.1	(10)%	$1,094.1	(2)%
E*TRADE Bank excess Tier 1 risk-based capital ($MM)(17)	$2,101.7	$2,086.9	1%	$1,872.2	12%
E*TRADE Bank excess risk-based capital ($MM)(17)	$1,513.7	$1,516.1	0%	$1,255.0	21%

E*TRADE Financial
Tier 1 leverage ratio(19)	5.5%	5.7%	(0.2)%	4.4%	1.1%
Tier 1 risk-based capital ratio(19)	11.4%	11.4%	0.0%	8.3%	3.1%
Total risk-based capital ratio(19)	12.6%	12.7%	(0.1)%	9.6%	3.0%
Tier 1 common ratio(3)	9.4%	9.4%	0.0%	6.5%	2.9%

Activity in Allowance for Loan Losses
	Three Months Ended March 31, 2012
	One- to Four- Family	Home Equity	Consumer and Other	Total
	(In thousands)
Allowance for loan losses, ending 12/31/11	$314,187	$463,288	$45,341	$822,816
Provision for loan losses	15,867	42,977	13,103	71,947
Charge-offs, net	(90,452)	(215,250)	(9,886)	(315,588)
Allowance for loan losses, ending 3/31/12	$239,602	$291,015	$48,558	$579,175

	Three Months Ended December 31, 2011
	One- to Four- Family	Home Equity	Consumer and Other	Total
	(In thousands)
Allowance for loan losses, ending 9/30/11	$311,451	$454,042	$54,562	$820,055
Provision for loan losses	52,546	66,269	4,220	123,035
Charge-offs, net	(49,810)	(57,023)	(13,441)	(120,274)
Allowance for loan losses, ending 12/31/11	$314,187	$463,288	$45,341	$822,816

	Three Months Ended March 31, 2011
	One- to Four- Family	Home Equity	Consumer and Other	Total
	(In thousands)
Allowance for loan losses, ending 12/31/10	$389,594	$576,089	$65,486	$1,031,169
Provision for loan losses	17,839	90,349	7,870	116,058
Charge-offs, net	(54,316)	(127,267)	(12,038)	(193,621)
Allowance for loan losses, ending 3/31/11	$353,117	$539,171	$61,318	$953,606

Specific Valuation Allowance Activity
	As of March 31, 2012
	Recorded Investment in TDRs	Specific Valuation Allowance	Net Investment in TDRs	Specific Valuation Allowance as a % of TDR Loans	Total Expected Losses(20)
	(Dollars in thousands)
One- to four-family	$993,902	$90,122	$903,780	9%	30%
Home equity	310,885	114,522	196,363	37%	58%
Total	$1,304,787	$204,644	$1,100,143	16%	37%

	As of December 31, 2011
	Recorded Investment in TDRs	Specific Valuation Allowance	Net Investment in TDRs	Specific Valuation Allowance as a % of TDR Loans	Total Expected Losses(20)
	(Dollars in thousands)
One- to four-family	$972,953	$101,188	$871,765	10%	28%
Home equity	445,939	218,955	226,984	49%	55%
Total	$1,418,892	$320,143	$1,098,749	23%	35%

	As of March 31, 2011
	Recorded Investment in TDRs	Specific Valuation Allowance	Net Investment in TDRs	Specific Valuation Allowance as a % of TDR Loans	Total Expected Losses(20)
	(Dollars in thousands)
One- to four-family	$646,064	$84,990	$561,074	13%	27%
Home equity	467,111	253,492	213,619	54%	58%
Total	$1,113,175	$338,482	$774,693	30%	39%

Average Enterprise Balance Sheet Data
	Three Months Ended
	March 31, 2012
	Average	Operating Interest	Average
	Balance	Inc./Exp.	Yield/Cost
Enterprise interest-earning assets:	(In thousands)
Loans(21)	$12,972,684	$139,501	4.30%
Margin receivables	4,857,266	47,990	3.97%
Available-for-sale securities	16,054,904	105,960	2.64%
Held-to-maturity securities	6,917,621	53,406	3.09%
Cash and equivalents	1,604,562	839	0.21%
Segregated cash and investments	1,830,021	365	0.08%
Securities borrowed and other	653,097	12,664	7.80%
Total enterprise interest-earning assets	$44,890,155	360,725	3.22%
Enterprise interest-bearing liabilities:
Deposits	$27,927,872	8,342	0.12%
Customer payables	5,965,680	2,670	0.18%
Securities sold under agreements to repurchase	4,989,235	40,764	3.23%
FHLB advances and other borrowings	2,732,185	25,422	3.68%
Securities loaned and other	588,505	168	0.12%
Total enterprise interest-bearing liabilities	$42,203,477	77,366	0.73%
Enterprise net interest income/spread(10)		$283,359	2.49%

	Three Months Ended
	December 31, 2011
	Average	Operating Interest	Average
	Balance	Inc./Exp.	Yield/Cost
Enterprise interest-earning assets:	(In thousands)
Loans(21)	$13,630,858	$155,104	4.55%
Margin receivables	4,924,505	51,155	4.12%
Available-for-sale securities	15,118,778	101,700	2.69%
Held-to-maturity securities	5,347,207	42,684	3.19%
Cash and equivalents	1,622,995	774	0.19%
Segregated cash and investments	1,324,309	310	0.09%
Securities borrowed and other	596,543	13,423	8.93%
Total enterprise interest-earning assets	$42,565,195	365,150	3.43%
Enterprise interest-bearing liabilities:
Deposits	$25,859,600	8,650	0.13%
Customer payables	5,522,278	2,343	0.17%
Securities sold under agreements to repurchase	5,078,591	39,164	3.02%
FHLB advances and other borrowings	2,733,340	26,702	3.82%
Securities loaned and other	573,105	365	0.25%
Total enterprise interest-bearing liabilities	$39,766,914	77,224	0.77%
Enterprise net interest income/spread(10)		$287,926	2.66%

	Three Months Ended
	March 31, 2011
	Average	Operating Interest	Average
	Balance	Inc./Exp.	Yield/Cost
Enterprise interest-earning assets:	(In thousands)
Loans(21)	$15,824,906	$186,345	4.71%
Margin receivables	5,443,336	56,293	4.19%
Available-for-sale securities	15,752,878	111,172	2.82%
Held-to-maturity securities	2,518,499	20,750	3.30%
Cash and equivalents	1,831,111	943	0.21%
Segregated cash and investments	727,193	234	0.13%
Securities borrowed and other	643,782	9,781	6.16%
Total enterprise interest-earning assets	$42,741,705	385,518	3.61%
Enterprise interest-bearing liabilities:
Deposits	$25,635,313	12,274	0.19%
Customer payables	5,319,100	1,866	0.14%
Securities sold under agreements to repurchase	5,885,044	37,993	2.58%
FHLB advances and other borrowings	2,752,190	25,264	3.67%
Securities loaned and other	684,968	334	0.20%
Total enterprise interest-bearing liabilities	$40,276,615	77,731	0.77%
Enterprise net interest income/spread(10)		$307,787	2.84%

Reconciliation from Enterprise Net Interest Income to Net Operating Interest Income

	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011
	(In thousands)
Enterprise net interest income	$283,359	$287,926	$307,787
Taxable equivalent interest adjustment(22)	(298)	(291)	(291)
Earnings on customer cash held by third parties and other(23)	1,791	1,623	2,206
Net operating interest income	$284,852	$289,258	$309,702

SUPPLEMENTAL INFORMATION

Explanation of Non-GAAP Measures and Certain Metrics

Management believes that tangible book value per share, corporate cash, EBITDA, interest coverage, Bank earnings before taxes and before credit losses, E*TRADE Bank Tier 1 common ratio and E*TRADE Financial ratios are appropriate measures for evaluating the operating and liquidity performance of the Company. Management believes that adjusting GAAP measures by excluding or including certain items is helpful to investors and analysts who may wish to use some or all of this information to analyze the Company’s current performance, prospects and valuation. Management uses non-GAAP information internally to evaluate operating performance and in formulating the budget for future periods.

Tangible Book Value per Share

Tangible book value per share represents shareholders’ equity less goodwill (net of related deferred tax liability) and other intangible assets divided by common stock outstanding. The Company believes that tangible book value per share is a measure of the Company’s capital strength. See endnote (9) for a reconciliation of this non-GAAP measure to the comparable GAAP measure.

Corporate Cash

Corporate cash represents cash held at the parent company as well as cash held in certain subsidiaries that can distribute cash to the parent company without any regulatory approval. The Company believes that corporate cash is a useful measure of the parent company’s liquidity as it is the primary source of capital above and beyond the capital deployed in regulated subsidiaries. See the Company’s financial statements and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” that will be included in the periodic report the Company expects to file with the SEC with respect to the financial periods discussed herein for a reconciliation of this non-GAAP measure to the comparable GAAP measure.

EBITDA

EBITDA represents net income (loss) before taxes, depreciation and amortization and corporate interest expense. Management believes that EBITDA provides a useful additional measure of the Company’s performance by excluding certain non-cash charges and expenses that are not directly related to the performance of the business.

Interest Coverage

Interest coverage represents EBITDA divided by corporate interest expense. Management believes that by excluding the charges and expenses that are excluded from EBITDA, interest coverage provides a useful additional measure of the Company’s ability to continue to meet interest obligations and liquidity needs. See endnote (11) for a reconciliation of this non-GAAP measure to the comparable GAAP measure.

Bank Earnings Before Taxes and Before Credit Losses

Bank earnings before taxes and before credit losses represents the pre-tax earnings of E*TRADE Bank’s holding company, ETB Holdings, Inc. (“Bank”) before provision for loan losses, gains on loans and securities, net, net impairment and losses on early extinguishment of FHLB advances. This metric shows the amount of earnings that the Bank, after accruing for the interest expense on its trust preferred securities, generates each quarter prior to credit related losses, primarily provision and losses on securities. Management believes this non-GAAP measure is useful to investors and analysts as it is an indicator of the level of credit related losses the Bank can absorb without causing a decline in E*TRADE Bank’s excess risk-based capital. See endnote (12) for a reconciliation of this non-GAAP measure to the comparable GAAP measure.

E*TRADE Bank Tier 1 Common Ratio and E*TRADE Financial Ratios

E*TRADE Financial ratios, including Tier 1 leverage, Tier 1 risk-based capital and total risk-based capital ratios, are based on the Federal Reserve regulatory minimum well-capitalized threshold. E*TRADE Bank’s and E*TRADE Financial’s Tier 1 common ratios are defined as the Tier 1 capital less elements of Tier 1 capital that are not in the form of common equity, such as trust preferred securities, divided by total risk-weighted assets. Management believes these ratios are an important measure of E*TRADE Bank’s and the Company’s capital strength. See endnotes (3), (18) and (19) for reconciliations of these non-GAAP measures to the comparable GAAP measures.

It is important to note these metrics and other non-GAAP measures may involve judgment by management and should be considered in addition to, not as a substitute for, or superior to, net income (loss), consolidated statements of cash flows, or other measures of financial performance prepared in accordance with GAAP. For additional information on the adjustments to these non-GAAP measures, please see the Company’s financial statements and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” that will be included in the periodic report the Company expects to file with the SEC with respect to the financial periods discussed herein.

ENDNOTES

(1) The following table provides a reconciliation for the calculation of the income tax benefit impact related to certain losses on the 2009 Debt Exchange on diluted EPS (dollars in thousands, except per share amounts):

	Q1 2012
	Amount	Diluted EPS
Income before income tax expense	$65,994	$0.23
Income tax benefit related to certain losses on the 2009 Debt Exchange	(26,284)	(0.09)
Other income tax expense	29,687	0.10
Total income tax expense	3,403	0.01
Net income	$62,591	$0.22

(2) The annualized growth rate for net new brokerage assets is calculated by annualizing net new brokerage assets during the current period divided by the sum of security holdings, customer payables (cash), customer cash balances held by third parties and sweep deposits for the previous period end.

(3) The Tier 1 common ratio at E*TRADE Financial is a Q112 estimate and is a non-GAAP measure. Management believes this ratio is an important measure of the Company's capital strength. The Tier 1 common ratio is calculated as follows (dollars in thousands):

	Q1 2012	Q4 2011	Q1 2011
Shareholders' equity	$5,035,901	$4,927,950	$4,397,792
DEDUCT:
Losses in OCI on AFS debt securities and cash flow hedges, net of tax	(345,336)	(389,623)	(422,102)
Goodwill and other intangible assets, net of deferred tax liabilities	1,930,657	1,947,488	2,009,845
Subtotal	3,450,580	3,370,085	2,810,049
DEDUCT:
Disallowed servicing assets and deferred tax assets	1,353,189	1,331,001	1,289,048
Tier 1 common	$2,097,391	$2,039,084	$1,521,001

Total risk-weighted assets	$22,243,997	$21,668,053	$23,442,795

Tier 1 common ratio (Tier 1 common / Total risk-weighted assets)	9.4%	9.4%	6.5%

(4) In Q112, the Company transitioned from reporting under the OTS reporting requirements to reporting under the OCC reporting requirements. The Tier 1 leverage ratio in this release is the OCC Tier 1 leverage ratio for Q112 and the OTS Tier 1 capital ratio previously reported for prior periods. The OTS Tier 1 capital ratio and OCC Tier 1 leverage ratio are both calculated using total adjusted assets.

(5) Because the Company reported a net loss for the three months ended December 31, 2011, the calculation of diluted net loss per share does not include common stock equivalents as they are anti-dilutive and would result in a reduction of net loss per share.

(6) Reflects elimination of transactions between Trading and Investing and Balance Sheet Management segments, which includes deposit and intercompany transfer pricing arrangements.

(7) Amounts and percentages may not calculate due to rounding.

(8) Operating margin is the percentage of net revenue that results in income (loss) before other income (expense) and income taxes. The percentage is calculated by dividing income (loss) before other income (expense) and income taxes by total net revenue.

(9) The following tables provide a reconciliation of GAAP book value and book value per share to non-GAAP tangible book value and tangible book value per share (dollars in thousands, except per share amounts):

	Q1 2012	Q4 2011	Q1 2011
Book value	$5,035,901	$4,927,950	$4,397,792
Less: Goodwill and other intangibles, net	(2,213,741)	(2,220,037)	(2,239,650)
Less: Deferred tax liability related to goodwill	283,084	272,549	229,805
Tangible book value	$3,105,244	$2,980,462	$2,387,947

	Q1 2012	Q4 2011	Q1 2011
Book value per share	$17.63	$17.27	$17.72
Less: Goodwill and other intangibles, net per share	(7.75)	(7.78)	(9.02)
Less: Deferred tax liability related to goodwill per share	0.99	0.95	0.92
Tangible book value per share	$10.87	$10.44	$9.62

(10) Enterprise net interest spread is the taxable equivalent rate earned on average enterprise interest-earning assets less the rate paid on average enterprise interest-bearing liabilities, excluding corporate interest-earning assets and liabilities and customer cash held by third parties.

(11) Interest coverage represents the ratio of the Company’s EBITDA to its corporate interest expense. The interest coverage ratio based on the Company’s net income was 1.4, (0.1), and 1.0 for the three months ended March 31, 2012, December 31, 2011, and March 31, 2011, respectively.

(12) Bank earnings before taxes and before credit losses represents the pre-tax earnings of E*TRADE Bank’s holding company, ETB Holdings, Inc. (“Bank”) before provision for loan losses, gains on loans and securities, net, net impairment and losses on early extinguishment of FHLB advances. This metric shows the amount of earnings that the Bank, after accruing for the interest expense on its trust preferred securities, generates each quarter prior to credit related losses, primarily provision and loss on securities. Management believes this non-GAAP measure is useful to investors and analysts as it is an indicator of the level of credit related losses the Bank can absorb without causing a decline in E*TRADE Bank’s excess risk-based capital(a). Below is a reconciliation of Bank earnings before taxes and before credit losses from income before income taxes (dollars in thousands):

	Q1 2012	Q4 2011	Q1 2011
Income before income taxes	$65,994	$818	$78,964
Add back:
Non-bank loss before income tax benefit(b)	47,075	80,839	60,927
Provision for loan losses	71,947	123,036	116,058
Gains on loans and securities, net	(34,906)	(32,547)	(32,334)
Net impairment	3,532	2,765	6,092
Bank earnings before taxes and before credit losses	$153,642	$174,911	$229,707

(a) Excess risk-based capital is the excess capital that E*TRADE Bank has compared to the regulatory minimum well-capitalized threshold.
(b) Non-bank loss represents all of the Company’s subsidiaries, including Corporate, but excluding the Bank.

(13) Net new customer assets are total inflows to all new and existing customer accounts less total outflows from all closed and existing customer accounts. The net new banking assets and net new brokerage assets metrics treat asset flows between E*TRADE entities in the same manner as unrelated third party accounts.

(14) Delinquent loans include charge-offs for loans that are in bankruptcy or are 180 days past due which have been written down to their expected recovery value. The following table shows the total amount of charge-offs on loans that are still held by the Company as of the periods presented (dollars in millions):

	Q1 2012	Q4 2011	Q1 2011
One- to four-family	$514	$458	$427
Home equity	275	148	143
Total charge-offs	$789	$606	$570

(15) Includes unpaid principal balances and premiums (discounts).

(16) The TDR loan performance detail is a subset of the Company’s total loan performance.

(17) E*TRADE Bank capital ratios and excess capital amounts are Q112 estimates based on the regulatory minimum well-capitalized threshold. Below is a reconciliation of beginning to ending E*TRADE Bank excess risk-based capital for the quarterly periods presented:

	Q1 2012	Q4 2011	Q1 2011
Beginning E*TRADE Bank excess risk-based capital ($MM)	$1,516	$1,537	$1,106
Bank earnings before taxes and before credit losses	154	175	230
Provision for loan losses	(72)	(123)	(116)
Loan portfolio run-off(a)	66	51	66
Margin decrease (increase)	(50)	34	(58)
Capital upstream(b)	-	-	(28)
Other capital changes(c)	(100)	(158)	55
Ending E*TRADE Bank excess risk-based capital ($MM)	$1,514	$1,516	$1,255

(a) The capital release from loan portfolio run-off includes the decrease in risk-based capital required for the one- to four-family, home equity and consumer loan portfolios.
(b) Represents cash flows to and from the parent company.
(c) Represents the capital impact related to changes in other risk-weighted assets.

(18) The increase in the E*TRADE Bank Tier 1 common ratio in Q411 was due to the conversion of the Company’s $1.05 billion in preferred stock in E*TRADE Bank to common stock in December 2011. As a result of the conversion, the common stock is includable in the Tier 1 common capital for E*TRADE Bank. The Tier 1 common ratio at E*TRADE Bank is a Q112 estimate and is a non-GAAP measure. Management believes this ratio is an important measure of E*TRADE Bank's capital strength. The E*TRADE Bank Tier 1 common ratio is calculated as follows (dollars in thousands):

	Q1 2012	Q4 2011	Q1 2011
E*TRADE Bank shareholder's equity	$5,562,499	$5,445,234	$5,240,637
DEDUCT:
Losses in OCI on AFS debt securities and cash flow hedges, net of tax	(350,059)	(392,951)	(421,575)
Goodwill and other intangible assets, net of deferred tax liabilities	1,639,725	1,656,176	1,707,158
Subtotal	4,272,833	4,182,009	3,955,054
DEDUCT:
Disallowed servicing assets and deferred tax assets	877,652	830,149	703,327
Deduction for low-level recourse and residual interests	-	13,242	24,024
Preferred stock	-	-	1,050,000
E*TRADE Bank Tier 1 common	$3,395,181	$3,338,618	$2,177,703

E*TRADE Bank total risk-weighted assets	$21,557,377	$20,862,432	$22,591,969

E*TRADE Bank tier 1 common ratio (Tier 1 common / Total risk-weighted assets)	15.7%	16.0%	9.6%

(19) The Tier 1 leverage, Tier 1 risk-based capital and total risk-based capital ratios at E*TRADE Financial are Q112 estimates based on the Federal Reserve regulatory minimum well-capitalized requirements. E*TRADE Financial is not currently subject to capital requirements; however, the implementation of holding company capital requirements are expected to become effective within the next four years as a result of the Dodd-Frank Act. Management believes this ratio is an important measure of the Company's capital strength and has begun to track this ratio internally, using the current capital guidelines that apply to bank holding companies. The Tier 1 leverage, Tier 1 risk-based capital and total risk-based capital ratios are calculated as follows (dollars in thousands):

	Q1 2012	Q4 2011	Q1 2011
Shareholders' equity	$5,035,901	$4,927,950	$4,397,792
DEDUCT:
Losses in OCI on AFS debt securities and cash flow hedges, net of tax	(345,336)	(389,623)	(422,102)
Goodwill and other intangible assets, net of deferred tax liabilities	1,930,657	1,947,488	2,009,845
ADD:
Qualifying restricted core capital elements (TRUPs)	433,000	433,000	433,000
Subtotal	3,883,580	3,803,085	3,243,049
DEDUCT:
Disallowed servicing assets and deferred tax assets	1,353,189	1,331,001	1,289,048
Tier 1 capital	2,530,391	2,472,084	1,954,001
ADD:
Allowable allowance for loan losses	282,464	277,665	301,190
Total capital	$2,812,855	$2,749,749	$2,255,191

Total average assets	$49,331,407	$46,964,166	$47,214,774
DEDUCT:
Goodwill and other intangible assets, net of deferred tax liabilities	1,930,657	1,947,488	2,009,845
Subtotal	47,400,750	45,016,678	45,204,929
DEDUCT:
Disallowed servicing assets and deferred tax assets	1,353,189	1,331,001	1,289,048
Average total assets for leverage capital purposes	$46,047,561	$43,685,677	$43,915,881

Total risk-weighted assets(a)	$22,243,997	$21,668,053	$23,442,795

Tier 1 leverage ratio (Tier 1 capital / Average total assets for leverage capital purposes)	5.5%	5.7%	4.4%
Tier 1 capital / Total risk-weighted assets	11.4%	11.4%	8.3%
Total capital / Total risk-weighted assets	12.6%	12.7%	9.6%

(a) Under the regulatory guidelines for risk-based capital, on-balance sheet assets and credit equivalent amounts of derivatives and off-balance sheet items are assigned to one of several broad risk categories according to the obligor or, if relevant, the guarantor or the nature of any collateral. The aggregate dollar amount in each risk category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are aggregated for determining total risk-weighted assets.

(20) The total expected losses on TDRs includes both the previously recorded charge-offs and the specific valuation allowance.

(21) Excludes loans to customers on margin.

(22) Gross-up for tax-exempt securities.

(23) Includes interest earned on average customer assets of $4.0 billion, $3.7 billion, and $3.6 billion for the quarters ended March 31, 2012, December 31, 2011, and March 31, 2011, respectively, held by parties outside E*TRADE Financial, including third party money market funds and sweep deposit accounts at unaffiliated financial institutions.

CONTACT:
E*TRADE Financial Media Relations Contact
Lea Stendahl, 646-521-4418
lea.stendahl@etrade.com
or
E*TRADE Financial Investor Relations Contact
Brett Goodman, 646-521-4406
brett.goodman@etrade.com